Exhibit 99.1

EVCI Career Colleges Holding Corp. Receives Nasdaq Non-Compliance Letter for Audit Committee Vacancy

YONKERS, NY-- (MARKET WIRE) - February 6, 2008 -- EVCI Career Colleges Holding Corp. (NASDAQ: EVCI) today announced that due to the resignation, effective January 31, 2008, of Brian H. Fluck from his positions as a director of EVCI and a member of EVCI’s audit and compensation committees, it received a letter, dated February 5, 2008, from The Nasdaq Stock Market indicating that EVCI no longer complies with Nasdaq’s audit committee requirements as set forth Marketplace Rule 4350 (d). The Rule requires EVCI to have an audit committee of three independent directors.

Nasdaq’s letter also indicated that EVCI has a cure period in which to regain compliance:

•	until the earlier of EVCI’s next annual stockholders’ meeting or January 31, 2009; or

•	if EVCI’s next annual stockholders’ meeting is held before July 29, 2008, then EVCI must evidence compliance no later than July 29, 2008.

A failure to regain compliance could result in a delisting from The Nasdaq Capital Market.

ComVest Investment Partners III, L.P. has the contractual right to designate a person to replace Mr. Fluck. If that person satisfies the applicable requirements for an “independent director,” he or she is required to be appointed to EVCI’s audit and compensation committees.

About EVCI Career Colleges Holding Corp.

EVCI is the holding company for two operating colleges, Technical Career Institutes and the Pennsylvania School of Business.

Founded in 1909, TCI offers two-year associate degree and certificate programs. With an emphasis on technology, TCI offers programs within three major divisions: business and new media technologies, engineering and information technologies and facilities technologies. TCI's main campus is on 31st Street in New York City diagonally across from Penn Station, and is supported by a nearby annex facility. EVCI acquired TCI in September 2005.

PSB offers two Associate in Specialized Business Degree programs, one allied health diploma program and four information technology diploma programs. PSB is seeking authorization to offer two diploma programs, one to become a medical assistant and the other in culinary arts. PSB is located in Allentown, Pennsylvania. EVCI acquired PSB in January 2005.

Contact:
Joseph D. Alperin, General Counsel
EVCI Career Colleges Holding Corp.
914.623.0700